Exhibit 3.2

HILLTOP HOLDINGS INC.

FIRST AMENDMENT TO

THIRD AMENDED AND RESTATED BYLAWS

THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED BYLAWS (the “Bylaws”) of Hilltop Holdings Inc., a Maryland corporation (the “Corporation”), was adopted and approved by the Board of Directors of the Corporation on April 25, 2019. In accordance with Article XIV of the Bylaws, this First Amendment is effective as of April 25, 2019.

Article XIV, Section 1 of the Bylaws is hereby deleted in its entirety and the following is hereby substituted therefor:

“Section 1.BY THE STOCKHOLDERS.  Subject to the provisions of the charter of the Corporation, these Bylaws may be altered, amended or repealed, or new Bylaws enacted, by the affirmative vote of a majority of votes cast by stockholders entitled to vote generally in the election of directors.  Subject to the provisions of the charter of the Corporation and except as otherwise provided in the immediately preceding sentence or Article II, Section 14 of these Bylaws, the Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.”